Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

U.S. Foodservice, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

RESOLVED that it is deemed advisable that the Certificate of Incorporation of this Company be amended by changing the Article One thereof so that, said Article shall be and read as follows:

The name of the corporation is “US Foods, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders entitled to vote have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said U.S. FOODSERVICE, INC. has caused this certificate to be signed on its behalf by an Executive Vice President and attested by an Assistant Secretary, this 4th day of November, 2011.

U.S. FOODSERVICE, INC.

/s/ Juliette W. Pryor
Juliette W. Pryor Executive Vice President

Attest:

/s/ Gail Sharps Myers
Gail Sharps Myers, Assistant Secretary